Exhibit 10.17

CHANGE IN CONTROL AGREEMENT

BETWEEN

PHOSPHATE HOLDINGS, INC.

AND

JAMES G. PERKINS

THIS AGREEMENT, is by and between PHOSPHATE HOLDINGS, INC., a Delaware corporation (the “Corporation”), and JAMES G. PERKINS (the “Executive”) and is effective on the date established pursuant to Section 15 of this Agreement (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive is a valuable employee of the Corporation or a Subsidiary of the Corporation, an integral part of its management, and a key participant in the decision-making process relative to short-term and long-term planning and policy for the Corporation; and

WHEREAS, the Corporation wishes to encourage the Executive to continue his career and services with the Corporation or a Subsidiary, as the case may be, following a Change in Control; and

WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders to assure continuity in the management of the Corporation’s, including Subsidiaries’, administration and operations in the event of a Change in Control by entering into this Agreement with the Executive;

NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1. DEFINITIONS.

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Cause” shall mean the Executive’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the Corporation or a Subsidiary of the Corporation, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Corporation at a meeting of the Board at which the Executive is provided an opportunity to be heard.

(c) “Change in Control” shall mean the occurrence of any of the following:

(i) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Corporation’s consolidated assets (in a single transaction or in a series of related transactions);

(ii) a merger or consolidation involving the Corporation or any subsidiary of the Corporation after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving the Corporation, the shareholders of the Corporation immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving the Corporation or a Subsidiary, the shareholders of the Corporation immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

(iii) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate of the Corporation and other than in a merger or consolidation of the type referred to in clause “(ii)” of this Section 1(c), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Corporation representing more than thirty percent (30%) of the combined voting power of the Corporation (in a single transaction or series of related transactions);

(iv) in the event that the individuals who, as of the Effective Date, are members of the Corporation’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Corporation’s Board of Directors. (If the election, or nomination for election by the Corporation’s shareholders, of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.); or

(v) any other transaction or series of transactions that would have substantially the same effect as the change of control events described in (i) through (iv) above

(d) “Compensation” shall mean the Executive’s annual base salary at the time of termination.

(e) “Constructive Discharge” shall mean any of the following:

(i) any material failure by the Corporation to comply with any of the provisions of this Agreement which has not been cured within thirty (30) days (or if the breach cannot be cured within thirty (30) days, the Corporation has not commenced and is not diligently pursuing such cure) after written notice of such material failure is delivered to the Corporation;

(ii) the Corporation or a Subsidiary requiring the Executive to be based at any office or location more than 50 (fifty) miles from the location at which the Executive was based on the day prior to the Change in Control;

(iii) a reduction which is more than twenty-five percent (25%) in (A) the Executive’s annual rate of base salary or maximum annual bonus opportunity, or (B) the long-term incentive compensation the Executive has the opportunity to earn, determined in the aggregate if multiple long-term incentive opportunities exist, as in effect immediately prior to the Change in Control (except if such reduction is a part of a reduction for all senior management);

(iv) the Corporation’s failure to require a successor entity to assume and agree to perform the Corporation’s obligations pursuant to Section 9; or

(v) a reduction which is more than de minimis in the long term disability and life insurance coverage provided to the Executive under the Corporation’s life insurance and long term disability plans as in effect immediately prior to the Change in Control.

No such event described hereunder shall constitute Constructive Discharge unless the Executive has given written notice to the Corporation specifying the event relied upon for such termination within one year after the occurrence of such event (but in no event later than the Ending Date) and the Corporation has not remedied such within thirty (30) days of receipt of such notice. The Corporation and Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

(f) “Coverage Period” shall begin on the Starting Date and end on the Ending Date.

(g) “Disability” shall mean an injury or illness which permanently prevents the Executive from performing services to the Corporation and which qualifies the Executive for payments under the Corporation’s long-term disability plan.

(h) “Ending Date” shall be the date which is twenty-four (24) full calendar months following the date on which a Change in Control occurs.

(i) “Starting Date” shall be the date on which a Change in Control occurs.

(j) “Subsidiary” means any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation is now or hereafter owned, directly or indirectly, by the Corporation.

2. TERM.

This Agreement shall be effective as of the Starting Date and shall continue thereafter until the twenty-four (24) month anniversary of such date; provided, however, the Corporation’s obligations, if any, to provide payments and/or benefits pursuant to Section 3 of this Agreement and the obligations of the Corporation and the Executive under Section 5 of this Agreement shall survive the termination of this Agreement.

3. SEVERANCE BENEFITS.

(a) If the Executive’s employment with the Corporation and all Subsidiaries is terminated by the Corporation or a Subsidiary for any reason other than Cause, death, or Disability (for avoidance of doubt, transfer of employment between or among the Corporation and any of its Subsidiaries shall not constitute a termination of employment by the Corporation or a Subsidiary for purposes of this Agreement), or by the Executive in the event of a Constructive Discharge, in either case at any time during the Coverage Period, then,

(i) within five (5) business days after such termination, the Corporation shall pay or cause to be paid to the Executive (or if the Executive dies after termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Executive) the following amounts:

(A) accrued but unpaid salary and accrued but unused vacation in accordance with the Corporation’s or a Subsidiary’s, as the case may be, employment policies, as may be amended from time to time; and

(B) a lump-sum cash amount equal to 1.99 times the Executive’s Compensation; and

(ii) for a period commencing with the month in which termination of employment shall have occurred and ending twelve (12) months thereafter, the Executive and, as applicable, the Executive’s covered dependents shall be entitled to all benefits under the Corporation’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available to all of the Corporation’s senior executives generally. If and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Corporation shall pay or provide (or cause to be paid or provided) equivalent benefits on an individual basis. The benefits provided in accordance with this Section 3(a)(ii) shall be secondary to any comparable benefits provided by another employer and subject to any provisions in a written employment contract between the Corporation or a Subsidiary and the Executive providing greater benefits.

(b) (i) If Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Corporation or any of its Subsidiaries or other affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary, so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(b), then no such reduction shall be made; provided, however, that in such case the provisions of Sections 3(b)(ii) and 3(b)(iii) shall not be operative. The determination of the Independent Tax Counsel under this subsection (i) shall be final and binding on all parties hereto. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be determined in the sole discretion of the Corporation; provided, however, that unless the Executive gives written notice specifying a different order to the Corporation to effectuate the limitations described above, the Corporation shall first reduce or eliminate, as the case may be, those payments or benefits that will cause a dollar-for-dollar reduction in total Parachute Payments, and then by reducing or eliminating other Parachute Payments, to the extent possible, in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date the reduction or elimination is to be made. Any notice given by the Executive pursuant to the preceding sentence, unless prohibited by law, shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlement to any benefits or compensation. For purposes of this Section 3(b), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Corporation and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Corporation.

(ii) Executive shall notify the Corporation in writing within thirty (30) days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax. Upon receipt of such notice, the Corporation may, in its sole discretion, either contest such claim, provide the Executive with an additional payment (a “Gross-Up Payment”) intended to reimburse the Executive for any such Excise Tax and all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties with respect to such taxes (except to the extent such interest or penalty results from the Executive’s failure to act in accordance with the Corporation’s or a Subsidiary’s reasonable directions or the Executive’s failure to exercise due care), or do nothing. If the Corporation notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(A) give the Corporation any information reasonably requested by the Corporation relating to such claim;

(B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

(C) cooperate with the Corporation in good faith in order to effectively contest the claim; and

(D) permit the Corporation to participate in any proceedings relating to the claim; provided, however, that the Corporation shall pay (or cause to be paid) directly all costs and expenses (including any interest and penalties, except to the extent such interest or penalty results from the Executive’s failure to act in accordance with the Corporation’s or a Subsidiary’s reasonable directions or the Executive’s failure to exercise due care) incurred in connection with the contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax, including interest and penalties with respect thereto (except to the extent such interest or penalty results from the Executive’s failure to act in accordance with the Corporation’s or a Subsidiary’s reasonable directions or the Executive’s failure to exercise due care), imposed as a result of such representation and payment of costs and expenses. The Corporation shall control all proceedings taken in connection with such contest; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall, unless prohibited by law, advance (or cause to be advanced) the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto (except to the extent such interest or penalty results from the Executive’s failure to act in accordance with the Corporation’s or a Subsidiary’s reasonable directions or the Executive’s failure to exercise due care), imposed with respect to such advance or with respect to any imputed income with respect to such advance. If the advancement described in the preceding sentence is prohibited by law, the Corporation and the Executive shall cooperate in an effort to determine an alternative approach to payment of the claim in a manner permitted by applicable law and consistent with original intent and economic benefit to the Executive of this provision.

(iii) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 3(b)(ii), the Executive becomes entitled to receive a refund with respect to a payment by the Corporation with respect to such claim, the Executive shall, within ten (10) days after the receipt of such refund, pay to the Corporation the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

(iv) Notwithstanding anything herein to the contrary, this Section 3(b) shall be interpreted (and, if determined by the Corporation to be necessary, refunded) to the extent necessary to fully comply with the Sarbanes-Oxley Act and Section 409A of the Code; provided that the Corporation agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of the Sarbanes-Oxley Act and Code Section 409A.

(c) In the event of any termination of the Executive’s employment described in Section 3(a) or Section 3(b), the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment; provided, however, to the extent the Executive receives medical and health benefits from a subsequent employer, medical and health benefits provided pursuant to Section 3(a)(ii)(C) shall be secondary to those received from the subsequent employer.

(d) It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, severance payments and benefits provided under any employment contract, severance, change in control or similar plan or policy of the Corporation or a Subsidiary or under any other employment contract, severance, change in control or similar agreements with the Corporation or any Subsidiary, whether written or oral (“Other Severance Benefits”). Unless otherwise provided herein or waived by the Executive, Other Severance Benefits the Executive receives, or will receive in the future, shall reduce payments and benefits provided hereunder.

4. NATURE OF OBLIGATION.

The Corporation shall not be required to establish a special or separate fund or other segregation of assets to assure payments under this Agreement, and, if the Corporation shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Executive or any other person. To the extent that any person acquires a right to receive payments under this Agreement such right shall be no greater than the right of an unsecured creditor.

5. FULL SETTLEMENT; LITIGATION EXPENSES; ARBITRATION.

(a) Except as provided below, the Corporation’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation or a Subsidiary may have against the Executive or others. The Corporation agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses the Executive reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Corporation or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Notwithstanding the foregoing, the Executive agrees to repay to the Corporation any such fees and expenses paid or advanced by the Corporation if and to the extent that the Corporation or such others obtains a judgment or determination that the Executive’s claim was frivolous or was without merit from the arbitrator or a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or in any other agreement, the Corporation may offset any other obligation it has to the Executive by the amount of such repayment. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Corporation’s obligations hereunder, in his sole discretion.

(b) In the event of any dispute or difference between the Corporation and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Corporation may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within thirty (30) days after the Executive has notified the Corporation of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) upon the application of the Executive. The determination reached or award rendered in such arbitration shall be final and binding on both parties without any right of appeal or further dispute, subject to the applicable state or federal laws relating to arbitration determinations or awards. Enforcement of an arbitration award by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Jackson, Mississippi, and shall be conducted in accordance with the Rules of the AAA. The Executive’s expenses for such proceeding shall be paid, or repaid to the Corporation as the case may be, as provided in subsection (a) of this Section 5.

6. TAX WITHHOLDING.

The Corporation may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7. ENTIRE UNDERSTANDING.

This Agreement contains the entire understanding between the Corporation and the Executive with respect to the subject matter hereof and supersedes any prior severance, change in control or similar agreement between the Corporation and the Executive; provided, however, that, except as otherwise provided in this Section 7 and in Section 3(c), this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided.

8. SEVERABILITY.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9. CONSOLIDATION, MERGER, OR SALE OF ASSETS.

If the Corporation consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity the term “Corporation” as used herein shall mean such other entity and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

10. NOTICES.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

To the Corporation:	Phosphate Holdings, Inc. 100 Webster Circle Madison, MS 39110

To the Executive:	At the address (or to the facsimile number) last shown on the records of the Corporation or to such other address as either party shall have previously specified in writing to the other.

11. NO ATTACHMENT.

Except as required by law, no right by the Executive or his estate to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12. BINDING AGREEMENT.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Corporation and their respective permitted successors and assigns.

13. MODIFICATION AND WAIVER.

Prior to the date of a Change in Control or, if earlier, the date of a public announcement of a transaction or event which if consummated would be a Change in Control (“Pre-Change in Control Event”), this Agreement may be terminated, modified or amended by action of a majority of the members of the Board. After a Change in Control or Pre-Change in Control Event, this Agreement may not be terminated, modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14. HEADINGS OF NO EFFECT.

The section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15. EFFECTIVE DATE AND EXECUTIVE ACKNOWLEDGMENTS.

This Agreement shall become effective on the Starting Date. The Executive acknowledges that he has read and understands the provisions of this Agreement. The Executive further acknowledges that he has been given an opportunity for his legal counsel to review this Agreement and that the provisions of this Agreement are reasonable and that he has received a copy of this Agreement.

16. NOT COMPENSATION FOR OTHER PLANS.

Except for amounts paid pursuant to Section 3(a)(i)(A) that are considered compensation, earnings or wages for purposes of any employee benefit plan of the Corporation or its Subsidiaries, it is understood by all parties hereto that amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purpose of any employee benefit plan of the Corporation or its Subsidiaries.

17. RELEASE.

Notwithstanding any provision herein to the contrary, the Corporation shall not have any obligation to pay (or cause to be paid) any amount or provide any benefit under this Agreement unless and until the Executive executes a release of the Corporation, its Subsidiaries and other affiliates and related parties, in such form as the Corporation may reasonably request, of all claims against the Corporation, its Subsidiaries and other affiliates and related parties relating to the Executive’s employment and termination thereof and unless and until any revocation period applicable to such release has expired.

18. GOVERNING LAW.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of Mississippi.

19. CODE SECTION 409A.

(a) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Corporation shall, after consulting with the Executive, reform such provision to comply with Code Section 409A; provided that the Corporation agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Corporation shall pay (or cause to be paid) to the Executive an amount equal to the amount of such premiums paid by the Executive during the Deferral Period promptly after its conclusion.

20. STOCK OPTION VESTING.

Upon the occurrence of a Change in Control, Executive shall become immediately vested with respect to one hundred percent (100%) of the unvested portion of any stock options, stock appreciation rights, restricted stock and such other awards pursuant to the Corporation’s or Subsidiary’s option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof that Executive then holds.

IN WITNESS WHEREOF, the Corporation and the Executive both intending to be legally bound have duly executed and delivered this Agreement, to be effective as of the date set forth in Section 15.

PHOSPHATE HOLDINGS, INC.

By:	/s/ Robert E. Jones

Its:	Chief Executive Officer

Date:	September 22, 2008

EXECUTIVE

/s/ James G. Perkins

JAMES G. PERKINS

Date:	September 22, 2008